NOVELTY AGREEMENT

This Agreement made as of the 1st day of November, 2006, by and between Dr. Laura Berman, with an office at 211 E. Ontario, Ste. 800, Chicago, IL 60611 ("Licensor") and California Exotic Novelties, LLC, a California limited liability company with an office at 14235 Ramona Avenue, Chino, CA 91710-5751 ("Licensee").

WITNESSETH:

WHEREAS, Licensee is a manufacturer and distributor of certain "high quality" adult-themed consumer merchandise, including erotic toys, rubber goods, vibrators, pumps, electric items, lotions, lubricants, potions, aphrodisiacs, realistic rubber and latex productions marketed under the name "California Exotic Novelties"; and

WHEREAS, Licensor owns and operates a specialized health center for women focused on female sexual health and menopause management and is the sole and exclusive owner of certain trademarks relating thereto; and

WHEREAS, Licensor's trademarks have acquired significant notoriety, value and goodwill such that Licensee is interested in designing, manufacturing, marketing and distributing certain products endorsed by Licensor; and

WHEREAS, Licensor is interested in endorsing certain products to be designed, manufactured, marketed and distributed by Licensee.

NOW, THEREFORE, Licensor agrees to license to Licensee certain trademark rights and Licensee agrees to design, manufacture, market and distribute certain products, all upon the terms and conditions set forth herein below:

Article I. Definitions

1. "Licensed Good(s)" means those product(s) consisting of erotic toys, rubber goods, marital aids, and Sexual Accelerators (as defined below) (excluding lubricants), commonly known as "novelties," approved by Licensor in writing.

2. "Materials" means any and all packaging, advertising, promotional, and display materials relating to the Licensed Goods upon which or in connection with which the "Trademarks" (as defined below) are used.

3. "Net Revenue" is the gross revenue (*i.e.*, all money) received by Licensee from the sale or other disposition of the Licensed Goods, less returns actually credited, actual credit losses, trade discounts and shipping charges actually charged to a customer. No deductions shall be made for any other costs incurred, such as, but not limited to, costs of design, manufacture, sales, distribution, or exploitation of the Licensed Goods.

4. "Sexual Accelerators" means gels, creams, lotions and other products which are placed or rubbed onto certain areas of the body to enhance sexual performance and/or pleasure which products would not be sold in mainstream drugstores (i.e., Rite Aid, Walgreens, CVS, Savon, etc.).

5. "Term" and "Extended Term" are the periods of time expressly set forth in Article V of this Agreement.

6. "Territory" is the world.

7. "Trademarks" means "Dr. Laura Berman" and "Laura Berman" and all variations thereof, in the form and style approved by Licensor in writing.

Article II. License and Rights

1. Licensor hereby grants to Licensee the use of the Trademarks upon or in connection (but solely) with the Licensed Goods and the Materials. Such grant is throughout the Territory and is both non-assignable and non-sub licensable. The grant by Licensor is *exclusive* with respect to (and only with respect to) the Licensed Goods during the Term and any Extended Term, but shall be *non-exclusive* for a period of twenty-four (24) months thereafter in order to allow Licensee to sell Licensed Goods during the 24 month period following the end of the Term(s) (the "Wind Down Period").

2. No other right or license is granted by Licensor to Licensee, either express or implied, with respect to any other trademark, trade name, service mark, or other intellectual property right owned, possessed, or licensed by or to Licensor. Licensee shall not use the Trademarks in any manner not specifically authorized by this Agreement. Nothing in this Agreement will be construed to prevent or limit Licensor from using or exploiting the Trademarks in any businesses or in any manner outside the licensed usage. Except as provided herein, Licensee will not use the Trademarks for any other purpose without first obtaining Licensor's written consent.

3. Licensee will use and display the Trademarks only as approved by Licensor and in a form and style which do not, and are not reasonably likely to, defame, disparage, place in a bad light, or otherwise injure Licensor, any affiliate of Licensor, or any owner, officer, or director of Licensor.

4. Licensee agrees that it will not attack any of Licensor's Trademarks, trade names, or other intellectual property right pertaining to the Trademarks in the United States or anywhere in the world; it will use its reasonable efforts not to harm, misuse or bring into dispute the Trademarks in the United States or anywhere in the world; it will use its reasonable efforts to use and exploit the Trademarks in an ethical manner and in accordance with the terms and intent of this Agreement; and it will use its reasonable efforts to comply with all laws and regulations relating or pertaining to the use or exploitation of the Trademarks, to comply with any regulatory agencies which shall have jurisdiction over the Trademarks.

Article III.

Design, Manufacturing, Marketing and Distribution of the Licensed Goods

1. The Licensed Goods shall be the Products mutually agreed to by the parties and approved by Licensor in writing. Licensee will meaningfully consult with Licensor in the design of the Licensed Goods.

2. Licensor shall use her good faith efforts, in conjunction with Licensee, to promote the sale of the Licensed Goods. Licensor shall be entitled to purchase manufactured units of the Licensed Goods from Licensee at prices equal to ten percent (10%) less than Licensee's lowest distributor pricing; provided, however, that Licensor restricts her use of any Licensed Products acquired in such manner to her own use or for retail sale via any of Licensor's facilities, direct response channels and/or via the internet.

3. Licensee shall own all photography, Materials, body molds, designs, drawings, and other art, prototypes and samples developed hereunder; and such may only be used in connection with the Licensed Goods unless otherwise agreed by both parties in writing. Any photographs, materials, designs or drawings owned by Licensor and delivered to Licensee for use hereunder, shall remain the property of Licensor and Licensee shall return such property to Licensor upon request by Licensor.

Article IV. Royalties

1. Licensee shall pay to Licensor a royalty of eight percent (8%) of the Net Revenue earned by Licensee during the Term, Extended Term and the Wind Down Period (the "Goods Royalties").

2. Licensee shall pay to Licensor the Goods Royalties within thirty (30) days of the end of each month during the Term, any Extended Term and the Wind Down Period. Licensee shall make such monthly royalty payments as more specifically set forth in Article X and XI, below. Each such monthly royalty payment shall be accompanied by a report prepared by Licensee detailing the manner in which such royalty payment was calculated (*e.g.*, net dollar sales per item, the deductions, if any, to gross revenues).

Article V. Term

1. The Term of the Agreement will commence on the date of this Agreement and shall expire five (5) years from the date of this Agreement.

2. Licensee may extend the term of this Agreement for five (5) additional years (the "Extended Term") upon providing written notice to Licensor, no earlier than one hundred eighty (180) days before the end of the Term and no later than ninety (90) days before the end of Term; provided, however, that in order to qualify for an Extended Term, Licensee must be in full compliance with all the terms and conditions of this Agreement.

3. The Term and Extended Term are sometimes collectively referred to herein as the "Term(s)."

Article VI. Marking and Maintenance

1. Licensee will use the Trademarks in such form and style as Licensor approves in writing on each of the Licensed Goods and on the Materials.

2. Licensee will use such copyright notice as provided and directed by Licensor.

3. Licensee will submit for Licensor's review and approval prototype samples of all Licensed Goods and the Materials developed with respect thereto prior to any use thereof by Licensee. Within three (3) business days of Licensor's receipt of a prototype sample and/or Materials, Licensor shall notify Licensee of her approval or disapproval of such prototype sample and/or Materials. Any disapproval shall be accompanied by a written statement as to the reason for the disapproval. Failure to respond within the three (3) business day period shall be deemed approval. At such time as reasonably requested by Licensor, Licensee will meaningfully consult with Licensor with respect to the possible and actual design changes to such prototypes.

4. At such time as Licensee may determine that it has finalized a Licensed Good and/or the related Materials, Licensee will provide for Licensor's review and approval one (1) sample thereof at Licensee's cost prior to any use thereof by Licensee. Such sample may not be resold by Licensor. Within three (3) business days of Licensor's receipt of such sample, Licensor shall provide Licensee with her written approval or disapproval of the sample. Any disapproval shall be accompanied by a detailed statement as to the reason for the disapproval. Failure to respond within the three (3) business day period shall be deemed approval.

5. Licensor allows Licensee to use the Berman Center name and logo on any and all Materials used in connection with the Licensed Goods during the Term(s).

Article VII. Trademark Property

All use of the Trademarks licensed in this Agreement and used on any product by Licensee shall inure to the benefit and be the property of Licensor.

Article VIII. Validity of Rights

Licensee shall not contest Licensor's ownership of the Trademarks. Licensee shall not contest or impair these rights, either directly or indirectly, or in any way assist others to contest or impair the same and hereby expressly acknowledge Licensor's superior rights. This obligation shall survive any termination or expiration of this Agreement.

Article IX. Warranties

1. Licensor warrants that she has all right, title, and interest in and to the Trademarks and the right to license the Trademarks to Licensee hereunder.

2. Licensor shall indemnify and hold Licensee harmless from and against any loss, claim or damages (including Licensee's reasonable outside attorney fees and costs) arising from any misrepresentation or breach of warranty made hereunder by Licensor with respect to her ownership of (and rights of use granted to Licensee) of any of the Trademarks. Notwithstanding the foregoing, Licensor's obligation to indemnify

and hold Licensee harmless hereunder is conditioned upon: (i) Licensee's giving Licensor prompt written notice of any such loss, claim or damages; and (ii) the opportunity to assume control of, at Licensor's expense, the defense of any third party claims giving rise to the demand for indemnity by Licensee. Except to the extent covered by Licensor's indemnity of Licensee above, Licensee shall indemnify and hold Licensor harmless from and against any third party claims against Licensor (including Licensor's reasonable outside attorney fees and costs) arising from the distribution, sale, advertising, promotion, use or other exploitation of the Licensed Goods and/or the Materials.

3. Licensee will maintain adequate and customary Product Liability Insurance in an amount no less than three million dollars ($3,000,000), and such insurance shall name Licensor, her, agents, independent contractors, and employees, as additionally insured parties at the sole cost and expense of Licensee. Upon Licensor's request, Licensee will provide Licensor a copy of its certificate of insurance.

4. Licensee warrants that it shall use all of its reasonable efforts to maximize the Net Revenues and will make and maintain adequate arrangements for the manufacture, distribution, advertising, and promotion of the Licensed Goods.

5. Licensee warrants that all Licensed Goods and Materials will be of the same or higher quality than the industry standard.

Article X. Books and Records

1. Licensee shall keep accurate books of account and records covering all transactions relating to the Goods Royalties at Licensee's principal place of business for not less than three years after the cessation of the manufacture, distribution and sale of all Licensed Goods and shall allow Licensor and/or her representatives to audit such books of account and records and to make copies thereof at Licensor's expense. If any such audit reveals Goods Royalties due Licensor in excess of five (5%) percent more than the Goods Royalties actually paid to Licensor for the period covered by such audit, all audit fees, costs, and expenses shall be borne by Licensee, in addition to which interest shall be added to the amount discovered to be due, from the first dollar more than the royalties actually paid, in the amount of two (2) percentage points above the prime rate as established by Citizens Business Bank.

2. The receipt and deposit of the Goods Royalties monies by Licensor shall not prevent or limit Licensor's right to contest the accuracy and/or correctness of any statement in respect of such monies. Notwithstanding the preceding sentence, if Licensor has not contested a payment of Good Royalties within three (3) years of Licensor's receipt of such sum, then Licensor shall no longer be able to contest such payments.

3. Except as necessary for Licensor to collect amounts due Licensee (*e.g.*, lawyers, accountants, collection agents), Licensor agrees to hold in confidence any information provided by Licensee under this Article X, except where such information is already in Licensor's possession on or before the receipt of the information from Licensee, or is already or otherwise becomes publicly available through no act of Licensor, or is rightfully received by Licensor from others.

Article XI. Termination

1. In the event that either Licensee or Licensor fails to perform any of their respective obligations under this Agreement, the other party (*i.e.*, Licensee or Licensor) may terminate this Agreement upon thirty (30) days' prior written notice, provided, however, that the nonperforming party shall not have remedied such failure to the other party's reasonable satisfaction with such thirty (30) day period.

2. Licensor may, in her sole discretion, terminate the rights of Licensee to develop new Licensed Goods in the event that:

(a) Licensee at any time fails to continue active development, marketing and distribution of the Licensed Goods (such termination shall not extinguish Licensee's right to manufacture and market *existing* Licensed Goods or its obligation to pay Goods Royalties then due) for the balance of the Term and the Wind Down Period;

(b) Licensee files a petition in bankruptcy or is adjudged bankrupt, or if a petition in bankruptcy is filed against Licensee, or if Licensee becomes insolvent, or makes an assignment for the benefit of creditors, or if Licensee discontinues its business or if a receiver is appointed for Licensee or Licensee's business who is not discharged within thirty (30) days. Moreover, upon the occurrence of any of the events described above in this subparagraph 2(b):

i. No creditor, agent, representative, receiver, or trustee of Licensee shall have the right to dispose of any of the Licensed Goods without the prior written consent of Licensor;

ii. Until payment of all monies due to Licensor from Licensee, Licensor shall have a lien: (A) on all of the Licensed Goods not then disposed of by Licensee; and (B) on all monies due Licensee from any jobber, wholesaler, distributor, or other third party, in respect of sales of Licensed Goods; and

iii. Licensor may treat all of the above-described third parties as Licensor's direct licensees with no obligation to Licensee.

3. Upon the expiration of this Agreement or any earlier termination of this Agreement:

(a) All rights granted to Licensee hereunder, other than the nonexclusive right set forth in Article II, Paragraph 1 with respect to the Wind Down Period, shall revert to Licensor and Licensee shall execute any and all documents evidencing such reversion;

(b) Licensee shall, in Licensee's discretion, either deliver to Licensor all patterns, proofs, and any other material (but not product samples or molds) with respect to all Licensed Goods or give to Licensor satisfactory proof of the destruction thereof; and

(c) Upon termination of this Agreement pursuant to Paragraph 2 above (but not a termination due to Licensee's breach under Paragraph 1, Licensee may continue to sell existing Licensed Goods during the Wind Down Period; provided Licensee continues to pay Licensor the Goods Royalties.

Article XII. Litigation

1. In the event the Licensee shall become aware of any infringement by any third party of any right licensed under this Agreement or any other use of the Trademarks or any term confusingly similar thereto, it shall promptly notify Licensor in writing of such infringement or use, and shall do such acts and assist and supply such information as are reasonably necessary or desirable in relation thereto, Licensor shall take only those steps, which, in her sole discretion, are necessary to enforce her rights, including the engagement of legal counsel of her own choosing.

2. Licensor's obligation to defend the Trademarks hereunder shall be made at her sole and exclusive discretion; provided, however, that if Licensee disagrees with such a determination then Licensor's obligation to defend shall extend only to the extent that she required to do so as a result of a written opinion by an independent legal counsel of Licensor's choosing.

Article XIII. Berman Centers Products

1. The parties acknowledge that Licensee and Berman Center, LLC ("Berman Center") entered into that certain Novelty Agreement dated August 1, 2004 (the "Berman Center Novelty Agreement") wherein Berman Center granted Licensee a license to use certain of its trademarks and trade names in connection with the design, manufacture, marketing and distribution of certain adult novelty products (the "Old Berman Products"). The parties further acknowledge that effective as of the date of this Agreement, the Berman Center Novelty Agreement has been terminated. Notwithstanding the termination of the Berman Center Novelty Agreement, Licensor on behalf of, and as an owner and officer of Berman Center, and Licensee agree to certain matters regarding the Old Berman Products as set forth in this Article XIII below.

2. Notwithstanding any other provision of this Agreement, Licensee shall have the right to manufacture, market and sell the Old Berman Products in perpetuity. Licensee agrees to pay to Licensor royalties on the sale of the Old Berman Products in the amounts and as provided in Article IV of this Agreement.

3. Licensee shall have the right in its sole discretion to change the packaging utilized in connection with the sale of the Old Berman Products. In addition, Licensee in its sole discretion shall have the right to cease selling any or all of the Old Berman Products at anytime.

Article XIV. General

1. The rights and obligations of the parties under this Agreement may not be assigned, in whole or in part, by operation of law or otherwise without the prior express written consent of the other party, and any attempted assignment of any rights, duties or obligations hereunder without such consent shall be void.

2. If the performance of this Agreement or of any obligation hereunder (except payment of monies due) is prevented, restricted or interfered with by reason of fire or other casualty or accident; strikes or labor disputes; unavailability of materials, power or supplies; war or other violence; any law, order, proclamation, regulation,

ordinance, demand or requirement of any governmental agency or intergovernmental body; or any other act or condition whatsoever beyond the reasonable control of the party affected thereby, the party so affected shall be excused from such performances to the extent of such prevention, restriction or interference.

3. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding any laws that direct the application of another jurisdiction's laws.

4. (a) The parties agree to negotiate all disputes between them in good faith for a period of thirty (30) days from the date of written notice by one party to the other of such dispute prior to exercising their rights under other provisions of this Agreement or under law. If the thirty (30) day negotiations period described above fails to produce a resolution of the dispute, either party may seek redress through arbitration, pursuant to the prescribed arbitration procedures set forth below.

(b) Any dispute, controversy, or claim arising out of or relating to this Agreement (including the scope and existence of this agreement to arbitrate), or the breach, termination, or invalidity thereof, shall be submitted to JAMS/Endispute, Inc. ("JAMS") and be settled in accordance with the Commercial Arbitration Rules and Procedures of JAMS (or any similar successor rules thereto) as the same are in force on the date when a notice of arbitration is received, except to the extent modified below (the "Rules"). For purposes of this Section (4)(b), the party or parties initiating the arbitration proceeding with a notice of arbitration shall be referred to as the "Claimant(s)" and the party or parties receiving the notice of arbitration shall be referred to as the "Respondent(s)".

(c) The arbitration shall be conducted in Los Angeles, California, unless the parties mutually determine that another venue would be more convenient for the parties. The governing law shall be the substantive law of the State of California as provided in Section 3 of this Article XIV above. A single disinterested third party arbitrator shall be selected by mutual agreement of the parties, or if they are unable to mutually select an arbitrator within fifteen (15) days after either party notifies the other of its desire to arbitrate the dispute, then by JAMS in accordance with its then-current Rules. Unless the parties otherwise mutually agree, the hearing shall take place within sixty (60) days of the request for arbitration. The decision of the arbitrator shall be final and binding on the parties, and such decision shall be enforceable by any court having jurisdiction. The costs and expenses of arbitration shall be allocated and paid by the parties as determined by the arbitrator.

5. (a) Each party or signatory to this Agreement warrants that the party or signatory has the power to enter into and perform this Agreement; and this Agreement's execution by such party or signatory has been duly authorized by all necessary corporate action and that this Agreement constitutes a valid and binding obligation on that party, enforceable in accordance with its terms.

(b) Each party to this Agreement warrants that no consent or approval of any other person or governmental authority is necessary for this Agreement to be effective.

(c) Each party to this Agreement warrants that neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by it would constitute a default or violation of the party's articles of incorporation, bylaws, or any license, lease, franchise, mortgage, instrument, or other agreement.

(d) All notices, requests, demands, or other communications under this Agreement shall be in writing. Notice shall be sufficiently given for all purposes as follows:

(1) When personally delivered to the recipient. Notice is effective on delivery.

(2) When mailed certified mail, return receipt requested. Notice is effective on receipt, if delivery is confirmed by a return receipt.

(3) When delivered by overnight delivery by Federal Express, Airborne or United Parcel Service, charges prepaid or charged to the sender's account. Notice is effective on delivery, if delivery is confirmed by the delivery service.

(4) When sent by facsimile transmission to the last facsimile number of the recipient known to the party giving notice. Notice is effective on receipt, provided that (a) a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or (b) the receiving party delivers a written confirmation of receipt. Any notice given by facsimile shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient's time) or on a non-business day.

(5) Addresses and facsimile numbers for the purpose of giving notice are as follows:

For Licensee: California Exotic Novelties, LLC, ATTN: Susan Colvin, 14235 Ramona Avenue, Chino, CA 91710-5751; fax: (909) 606-1951.

With a copy to: Amy Jacobs, Esq., Glassman, Browning & Saltsman, Incorporated, 360 North Bedford Drive, Suite 204, Beverly Hills, CA 90210; fax (310) 271-6041.

For Licensor: Dr. Laura Berman, 211 E. Ontario, Ste. 800, Chicago, IL 60611; fax: (312) 255- 8007.

With a copy to: Sam Chapman, 211 E. Ontario, Ste. 800, Chicago, IL 60611; fax: (312) 255- 8007.

(6) Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be deemed effective as of the first date that said notice was refused, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

(7) Any party may change its address or fax number for purposes of notice by giving the other party notice of the change in any manner permitted by this Agreement.

(a) This Agreement may be supplemented, amended, or modified only by the mutual agreement of the parties. No supplement, amendment, or modification of this Agreement shall be binding unless it is in writing and signed by the party to be charged.

(b) Unless the context clearly requires otherwise, (i) the plural and singular numbers shall each be deemed to include the other; (ii) the masculine, feminine, and neuter genders shall each be deemed to include the others; (iii) "shall," "will," or "agrees" are mandatory, and "may" is permissive; (iv) "or" is not exclusive; and (v) "includes" and "including" are not limiting. Handwritten or typed words shall have no greater weight than printed words in the interpretation or construction of this Agreement.

(c) This Agreement constitutes the final, complete, and exclusive statement of the terms of the Agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the parties. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Agreement.

(d) If an arbitrator holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions of them, will not be affected, unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision.

(e) Days shall be counted by excluding the first day and including the last day, unless the last day is a Saturday, a Sunday, or a legal holiday, and then it shall be excluded. Any act required by this Agreement to be performed by a certain day shall be timely performed if completed before 5:00 p.m. local time on that date. If the day for performance of any obligation under this Agreement is a Saturday, a Sunday, or a legal holiday, then the time for performance of that obligation shall be extended to 5:00 p.m. local time on the first following day that is not a Saturday, Sunday, or legal holiday.

(f) Each party has participated fully in the review and revision of this Agreement. Each party has been afforded sufficient time and opportunity to review this Agreement with legal counsel of choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

(g) No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy shall be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

(h) The headings in this Agreement are included principally for convenience and shall not by themselves affect the construction or interpretation of any provision in this Agreement, nor affect any of the rights or obligations of the parties to this Agreement.

(i) The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement.

(j) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(k) The parties agree that this Agreement, agreements ancillary to it, and related documents to be entered into in connection with this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission. Such facsimile signature shall be treated in all respects as having the same effect as an original signature.

(l) Notwithstanding any provision of this Agreement, with respect to all items and matters that are subject to Licensor's approval hereunder, Licensor shall not unreasonably withhold such approval. In addition, Licensor shall provide Licensee with her approval or disapproval in writing within three (3) business days of her receipt of the item or matter subject to approval hereunder. If Licensor disapproves an item or matter, Licensor shall provide Licensee with a written statement that details the reason for the disapproval and, if applicable, any changes to the item or matter, which if made by Licensee would cause Licensor to approve the item or matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Dr. Laura Berman:	**CALIFORNIA EXOTIC NOVELTIES, LLC**
_______________________	By: _______________________
Laura Berman	Susan Colvin, President